Exhibit (i)(20)

February 14, 2014

Artisan Partners Funds, Inc.

875 East Wisconsin Avenue, Suite 800

Milwaukee, Wisconsin 53202-5402

Re:	Artisan Emerging Markets Fund (the “Fund”)

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the sale by you of an indefinite number of shares (the “Shares”) of common stock, $.01 par value, of the Investor class of Artisan Emerging Markets Fund, a series of Artisan Partners Funds, Inc. (the “Company”), in the manner set forth in Post-Effective Amendment No. 74 to the Company’s Registration Statement on Form N-1A (the “Registration Statement”). In connection with this opinion, we have reviewed: (i) the Registration Statement (and the prospectus of the Fund included therein); (ii) the Company’s Amended and Restated Articles of Incorporation and Bylaws, as amended and restated; (iii) certain resolutions of the Company’s Board of Directors; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.